EXHIBIT 2.2
                                                                     -----------



Jeffrey D. Saferstein (JS/5339))
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Telephone:  (212) 373-3000

Attorneys for Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------------x
                                                 :
In re:                                           :
                                                 :    Chapter 11
   ACTRADE FINANCIAL TECHNOLOGIES                :    Case No. 02-16212 (ALG)
   LTD., ET AL.,                                 :
                                                 :    (Jointly Administered)
                        Debtors.                 :
                                                 :
-------------------------------------------------x



                              DISCLOSURE STATEMENT
                 ACCOMPANYING DEBTORS' JOINT PLAN OF LIQUIDATION
                 -----------------------------------------------




                                PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                                Jeffrey D. Saferstein (JS/5339)
                                1285 Avenue of the Americas
                                New York, New York  10019
                                Telephone:  (212) 373-3000
                                Attorneys for Debtors and Debtors in Possession



Dated:   September 25, 2003


         THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL, BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

                                 I. INTRODUCTION

         Actrade Financial Technologies Ltd. ("Actrade") and Actrade Capital Inc. ("Capital"), the debtors and debtors in possession (each a "Debtor," and together the "Debtors"), have filed the Debtors' Joint Plan of Liquidation, dated September __, 2003 (the "Plan"), with the United States Bankruptcy Court for the Southern District of New York (the "Court"). A copy of the Plan is annexed hereto as Exhibit 1.1 The Debtors hereby submit this disclosure statement (the "Disclosure Statement"), pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 (the "Bankruptcy Code"), in connection with the solicitation of acceptances or rejections of the Plan from certain holders of Claims against and Interests in the Debtors.

         Following a hearing held on__________, this Disclosure Statement was approved by the Court as containing "adequate information" in accordance with section 1125 of the Bankruptcy Code. Pursuant to section 1125(a)(1) of the Bankruptcy Code, "adequate information" is defined as "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan."

         NO STATEMENTS OR INFORMATION CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY HAVE BEEN AUTHORIZED, OTHER THAN THE STATEMENTS AND INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE INFORMATION ACCOMPANYING THIS DISCLOSURE STATEMENT. ALL OTHER STATEMENTS REGARDING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER WRITTEN OR ORAL, ARE UNAUTHORIZED.

         APPROVAL OF THIS DISCLOSURE STATEMENT BY THE COURT DOES NOT INDICATE THAT THE COURT RECOMMENDS EITHER ACCEPTANCE OR REJECTION OF THE PLAN NOR DOES SUCH APPROVAL CONSTITUTE A DETERMINATION BY THE COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

         THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN PROPOSED BY THE DEBTORS. EACH HOLDER OF A CLAIM OR INTEREST SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY, INCLUDING THE CONDITIONS TO

------------------------
1 Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

EFFECTIVENESS OF THE PLAN CONTAINED IN SECTION VI(J) THEREOF. AFTER CAREFULLY REVIEWING THESE DOCUMENTS, IF YOU ARE A CLAIM OR INTEREST HOLDER ENTITLED TO VOTE, PLEASE INDICATE YOUR VOTE WITH RESPECT TO THE PLAN ON THE ENCLOSED BALLOT AND RETURN IT IN THE ENVELOPE PROVIDED.

A.       DISCLOSURE STATEMENT ENCLOSURES

         Accompanying this Disclosure Statement are copies of:

         1. the Plan (a copy of which is annexed hereto as Exhibit 1);

         2. a Notice (a) fixing the time for casting Ballots either accepting or rejecting the Plan, (b) fixing the deadline for Filing objections to Confirmation of the Plan and
                  (c) scheduling a hearing on Confirmation of the Plan (the "Notice");

         3.                a copy of the Order approving this Disclosure
                  Statement;

         4. for impaired Creditors and Interest holders entitled to vote to accept or reject the Plan, a ballot for acceptance or rejection of the Plan (the "Ballot"); and

         5. a letter from counsel for the Equity Committee recommending that the Classes 5 and 6 vote in favor of the Plan.

                  Additional copies of the Disclosure Statement and the related enclosures are available upon request to [THE ALTMAN GROUP, INC.], the Debtors' balloting agent (the "Balloting Agent"), at the following address:

                  [THE ALTMAN GROUP, INC.
                  60 EAST 42ND STREET
                  NEW YORK, NEW YORK  10165
                  ATTENTION:  ________________________
                  (212) 681-9600]

B.       ADDITIONAL FINANCIAL INFORMATION

                  Additional financial information about the Debtors can be found in the filings made by the Debtors with the Securities and Exchange Commission (the "SEC") and the monthly operating reports filed by the Debtors in their chapter 11 cases. Copies of the SEC filings are available on the Internet at WWW.SEC.GOV. The Debtors' monthly operating reports are available on the Court's Public Access to Electronic Records ("PACER"), which can be found at WWW.NYSB.USCOURTS.GOV, the official website for the Court. A login and password are required to access case information on PACER and can be obtained through the PACER Services Center at HTTP://WWW.PACER.PSC.USCOURTS.GOV.

See section II below for important information that should be considered when reviewing the Debtors' financial information.

C.       ONLY IMPAIRED CLASSES VOTE

                  Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" under the Plan may vote to accept or reject the Plan. Generally, a claim or interest is impaired under a plan if the holder's legal, equitable or contractual rights are changed under such plan. In addition, if the holders of claims or interests in an impaired class do not receive or retain any property under a plan on account of such claims or interests, such impaired class is deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.

                  Under the Plan, Claims and Interests in Classes 3, 5 and 6 are Impaired and are entitled to vote on the Plan. Holders of Claims and Interests in Classes 4 and 7 will receive no distribution and, accordingly, such holders are deemed to reject the Plan. Under the Plan, Claims in Class 1 and Class 2 are unimpaired, and the holders of Claims in these Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. ACCORDINGLY, A BALLOT FOR ACCEPTANCE OR REJECTION OF THE PLAN IS BEING PROVIDED ONLY TO HOLDERS OF CLAIMS AND INTERESTS IN CLASSES 3, 5 AND 6.

                  For a summary of the treatment of each Class of Claims and Interests, see "Overview of the Plan" below.

D.       VOTING DEADLINE AND RELATED ISSUES

                  The last day to vote to accept or reject the Plan is _______, 2003 (the "Voting Deadline"). To be counted, your ballot must be received by the Balloting Agent by this date. The record date for determining which creditors or interest holders may vote on the Plan is __________.

                  The Bankruptcy Code provides that only the ballots of creditors and interest holders who timely vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained. Failure to deliver a timely and properly completed ballot by the Voting Deadline will constitute abstention (will not be counted as either an acceptance or a rejection).

                  Detailed voting instructions are set forth in section VII(C) below.

E.       CONFIRMATION HEARING

                  The Court has scheduled a hearing to consider confirmation of the Plan for __________ at ______ a.m. in the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, NY 10004 (the "Confirmation Hearing"). The Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before _________ at ___ p.m. in the manner described in the

Notice accompanying this Disclosure Statement. The date of the Confirmation Hearing may be adjourned from time to time without further notice except for an in-court announcement at the Confirmation Hearing of the date and time as to which the Confirmation Hearing has been adjourned.

                  THE PLAN IS PROPOSED BY THE DEBTORS. THE DEBTORS BELIEVE THE PLAN PROVIDES THE GREATEST POSSIBLE RECOVERY TO CREDITORS AND INTEREST HOLDERS AND URGE ALL IMPAIRED CREDITORS AND INTEREST HOLDERS TO VOTE IN FAVOR OF THE PLAN. The Plan is also supported by the Equity Committee.

F.       OVERVIEW OF THE PLAN

                  THE FOLLOWING IS A BRIEF SUMMARY OF THE TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. THE DESCRIPTION OF THE PLAN SET FORTH BELOW CONSTITUTES A SUMMARY ONLY. CREDITORS, INTEREST HOLDERS AND OTHER PARTIES IN INTEREST ARE URGED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN CONTAINED IN THIS DISCLOSURE STATEMENT AND THE PLAN ITSELF, WHICH IS ANNEXED AS EXHIBIT 1 TO THIS DISCLOSURE STATEMENT. THE SUMMARIES OF THE PLAN AND THE DOCUMENTS RELATED THERETO ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN, ITS EXHIBITS AND SCHEDULES AND THE PLAN SUPPLEMENT DOCUMENTS AND EXHIBITS.

                  Set forth below is a table summarizing the classification and treatment of Claims and Interests under the Plan and the estimated distributions to be received by the holders of such Claims and Interests thereunder. The actual distributions may differ from those set forth in the table depending on the amount of Claims ultimately allowed in each category or Class and the amount of Cash ultimately available for distribution.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

===========================================================================================================
     DESCRIPTION/CLASS          TREATMENT            ENTITLED           ESTIMATED       ESTIMATED
                                                     TO VOTE (2)        RECOVERY (%)      AMOUNT
-----------------------------------------------------------------------------------------------------------
ADMINISTRATIVE CLAIMS           Unimpaired           Not entitled to    100%            Deminimus
post-petition claims for                             vote
costs and expenses of
administration of the
estate, not including
professional fees and
post-petition ordinary
business payables.
-----------------------------------------------------------------------------------------------------------
PRIORITY TAX CLAIMS             Unimpaired           Not entitled to    100%            None
any Claim entitled to                                vote
payment pursuant to 11 U.S.C.
ss. 507(a)(7).
-----------------------------------------------------------------------------------------------------------
CLASS 1-OTHER PRIORITY          Unimpaired           Not entitled to    100%            $37,200
        CLAIMS                                       vote
any Claim other than an
Administrative Claim or
a Priority Tax Claim, to
the extent entitled to
priority pursuant to
11 U.S.C. ss. 507(a) or
(b).
-----------------------------------------------------------------------------------------------------------
CLASS 2-SECURED                 Unimpaired           Not entitled to    100%            None
        CLAIMS.                                      vote
-----------------------------------------------------------------------------------------------------------
CLASS 3-GENERAL UNSECURED       Impaired             Entitled to vote   100%            $500,000 -
        CLAIMS                                                                          $3,000,000
any Claim not included in
any other Class of Claims.
-----------------------------------------------------------------------------------------------------------
CLASS 4-                        Impaired             Not entitled to    0%              Unknown
        SEC CLAIMS                                   vote
-----------------------------------------------------------------------------------------------------------
CLASS 5-                        Impaired             Entitled to vote   __%             N/A
        CLASS ACTION CLAIMS
-----------------------------------------------------------------------------------------------------------
CLASS 6-INTERESTS CLAIMS        Impaired             Entitled to vote   __%             N/A
All Interests in the
Debtors, Other than
Subordinated Interests
-----------------------------------------------------------------------------------------------------------
CLASS 7-SUBORDINATED            Impaired             Not entitled to    0%              Unknown
        INTERESTS CLAIMS                             vote

===========================================================================================================

------------------------
2 SEE Section VII(A) of this Disclosure Statement for an explanation of entitlement to vote.

                                 II. BACKGROUND

A.       GENERAL BACKGROUND3

                  On December 12, 2002 (the "Petition Date"), Actrade, together with its wholly-owned subsidiary, Capital, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors' cases are being jointly administered for procedural purposes only.

                  1.       THE DEBTORS' BUSINESSES

                  Capital, through its "trade acceptance draft" and "e-trade acceptance draft" (referred to collectively as a "TAD"4) programs, has been principally engaged in providing payment solutions that facilitate financial processes and enhance business-to-business commerce relationships. Until recently, Actrade, through certain non-debtor subsidiaries5 conducted an international bill of exchange business (referred to herein as "INTERNATIONAL MERCHANDISE TRADE BUSINESS" or "IMT BUSINESS") and one of the non-debtor subsidiaries, International, was engaged in an export business representing various U.S. manufacturers and distributors, which has been discontinued.

                  In a press release dated June 10, 2003, the Debtors announced that they, along with all of their subsidiaries, would cease writing new business and would not issue any new TADs. Since then, the Debtors have focused on collecting all outstanding receivables and winding up their affairs.

                  2.       THE TAD PROGRAM

                  Capital's TAD program (the "PROGRAM") is a trade finance tool. A TAD allows suppliers to offer credit terms to their customers through the use of pre-authorized debit trade acceptance drafts. Essentially, a TAD is a post-dated payment draft prepared

------------------------
3 The information contained herein is based in part upon information contained in the historical filings made by Actrade with the SEC. This information is subject to change based upon continuing review and evaluation by the Debtors.

4 The two types of trade acceptance drafts are essentially the same except for the fact that the e-trade acceptance draft is handled as an on-line transaction.

5 Actrade's non-debtor subsidiaries include the following: Actrade Capital Canada, Inc., a wholly owned subsidiary of Capital, incorporated in the Province of Ontario, Canada; Actrade Funding Corp., a wholly owned subsidiary of Capital, formed under the laws of Delaware; Actrade International Corp. ("International"), a wholly-owned subsidiary of Actrade, incorporated in New York; E-TAD Clearing Center, Inc. ("E-TAD CLEARING"), a wholly-owned subsidiary of Actrade, incorporated in Delaware; Actrade South America Ltd. ("ACTRADE SA"), a wholly-owned subsidiary of International, incorporated in Antigua; Actrade Resources, Inc. ("RESOURCES"), a wholly-owned subsidiary of Actrade SA, incorporated in the Commonwealth of the Bahamas; and Actrade Commerce Ltd. ("COMMERCE"), a wholly-owned subsidiary of Actrade SA, incorporated in Antigua and Barbuda.

by a buyer and accepted by a seller as payment upon the buyer signing and delivering the draft to the seller. Once executed, the payment obligation of a TAD is an absolute obligation to pay in the future. The executed TAD has a specific payment date of a specific amount from a designated bank account. The TAD itself constitutes the payment instrument for the transaction. The TAD is also negotiable, allowing the seller to endorse and transfer it to Capital or to a third party. At its most basic level, a TAD can be viewed as a negotiable promissory note that at its due date is collected like an ordinary check.

                  Through its lines of credit and cash on hand, Capital purchased TADs at a discount from sellers, who enjoyed the benefit of immediate payment and elimination of the buyer's credit risk. Buyers benefit from the extended payment terms on an unsecured basis.

                  To benefit from the use of TADs, transacting parties had to enroll in the Program. To enroll, buyers provided customary credit and business information to allow Capital to evaluate credit-worthiness. In addition, the buyer had to execute an acknowledgement that set forth the terms and conditions of the Program. Enrollment for sellers required only the execution of a basic letter of understanding between Capital and the seller that set forth the basic terms of the Program.

                  3.       INTERNATIONAL MERCHANDISE TRADE BUSINESS

                  The IMT Business was conducted through three of Actrade's subsidiaries, International, Commerce and Resources. Commerce and Resources were in the bill of exchange business. In or around August 2002, Actrade announced the cessation of the operations of Resources. With the closing of Resources' business and defaults by Commerce's largest customer, Commerce's business has become practically nonexistent.

                  International was an exporting business that provided U.S. companies with foreign markets for their products, primarily in the air conditioning industry, by purchasing and reselling products overseas.

B.       HISTORY

                  Actrade, a publicly traded holding company, was incorporated in the state of Delaware in 1987. It maintains corporate offices at 7 Penn Plaza in New York, New York and in Somerset, New Jersey. Capital was incorporated in Delaware in 1991 and maintains its corporate offices in Somerset, New Jersey.

                  On August 2, 2002, Actrade's board of directors (the "Board") formally directed the audit committee of the Board (the "Audit Committee") to conduct an evaluation of, and make recommendations to the Board with respect to, anonymous allegations received by Actrade relating to possible irregularities and other alleged improprieties in the operations conducted by Actrade and its subsidiaries (the "Evaluation"), including, among other matters, (i) the bona fides of nearly all of the transactions financed by the IMT Business and of a majority (in dollars) of the domestic TAD transactions; (ii) the relationship of the IMT Business with banking and other financial institutions with whom the IMT Business conducted its business; (iii) the possible affiliation of Amos Aharoni, Actrade's former Chairman of the Board and Chief Executive Officer, with certain customers and salespeople and entities of the IMT Business; and (iv) issues concerning certain of Actrade's domestic accounts, including the possibility that buyers and sellers in certain domestic TAD transactions are affiliated with one another. The Evaluation to date has raised serious questions and issues regarding, among other things, the nature and substance of the past operations of the IMT Business, the accounting for Actrade's operations, and Actrade's securities filings with the United States Securities and Exchange Commission, all of which warrant additional and continuing review and evaluation.

C.       EVENTS LEADING TO THE CHAPTER 11 FILINGS

                  As reported in Actrade's press release dated December 12, 2002 (which was filed with the Securities and Exchange Commission on a Form 8-K), among other matters reported therein, Actrade's prior financial statements may have to be restated should not be relied upon. Actrade's common stock has been de-listed and a class action lawsuit (the "ACTION") was filed against Actrade and certain of its directors and officers alleging, among other things, that Actrade and the directors and officers named in the Action violated certain federal securities laws, causing damages to the purchasers of Actrade's common stock during the period March 11, 1999 to July 3, 2002. These factors together with the issues raised in Actrade's December 12, 2002 press release and significant ongoing expenses in connection with the Evaluation, led the Debtors to conclude that a filing under chapter 11 of the Bankruptcy Code was necessary in order to assess the state of their financial affairs and preserve their value as a going-concern for their estates and creditors. Accordingly, the Debtors commenced the Chapter 11 Cases.

                           III. THE CHAPTER 11 CASES

A.       COMMENCEMENT OF THE CASES

                  On the Petition Date, Actrade, together with its wholly-owned subsidiary Capital, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors' cases are being jointly administered for procedural purposes only.

B.       RETENTION OF PROFESSIONALS

                  1.       RETENTION OF BANKRUPTCY COUNSEL

                  By order dated December 12, 2002, the Debtors retained Paul, Weiss, Rifkind, Wharton & Garrison LLP to serve as their bankruptcy counsel in these Chapter 11 Cases.

                  2.       RETENTION OF SPECIAL COUNSEL AND SPECIAL LITIGATION
                           COUNSEL

                  By order dated March 19, 2003, the Debtors retained Larson King, LLC to serve as local counsel in Texas in connection with Actrade's $8.5 million claim against American Pad and Paper, which has a chapter 11 case pending in Texas.

                  By order dated May 9, 2003, but effective as of March 21, 2003, the Debtors retained Richards Layton & Finger, as local counsel in connection with the Debtors' lawsuit against Amos Aharoni for $31.5 million, and Duane Morris LLP as special litigation counsel in connection with various prepetition lawsuits in these Chapter 11 Cases.

                  3.       RETENTION OF CONSULTANT AND FINANCIAL ADVISOR

                  By order dated January 29, 2003, but effective as of December 12, 2003, the Debtors retained Grassi & Co., CPAs, P.C. to serve as their accounting consultant in these Chapter 11 Cases.

                  By order dated March 19, 2003, the Debtors retained Andersen, Weinroth & Partners, LLC as their financial advisor in these Chapter 11 Cases.

                  4.       RETENTION OF REAL ESTATE BROKERS

                  By order dated February 20, 2003, the Debtors retained Colliers, Houston & Company and Murray Hill Properties LLC to serve as their commercial real estate brokers in these Chapter 11 Cases.

                  5.       RETENTION OF NOTICE AGENT AND BALLOTING AGENT

                  By order dated May 9, 2003, but effective as of March 14, 2003, the Debtors retained the Altman Group, Inc. as their Notice Agent for the discrete purpose of providing notice with regard to the formation of the Equity Committee (described below in subsection C.).

                  By order dated __________, the Debtors retained The Altman Group, Inc. to serve as their Balloting Agent in theses Chapter 11 Cases.

C.       APPOINTMENT OF THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

                  On May 13, 2003, the United States Trustee appointed the Official Committee of Equity Security Holders (the "Equity Committee"). The Equity Committee is represented by the law firm Cohen, Tauber, Spievack & Wagner LLP, which was retained by order of the Court dated June 11, 2003.

D.       CASH COLLATERAL AND REPAYMENT OF SECURED CREDITORS

                  By order dated May 29, 2003 (for the purposes of this subsection only, the "Order"), the Debtors were permitted to repay their secured creditor pursuant to the terms of an agreement (the "Agreement") between and among the Debtors, their secured creditor, Banco Commercial Portugues, formally known as Banco Portugues do Atlantico ("BCP"), and International.

                  BCP was in possession of certain proceeds from the collection of TADs, which it held as collateral for the amounts owed under two credit facilities to which the Debtors were party. The aggregate amount owed by the Debtors under both of the credit facilities as of April 30, 2003 was $3,088,287.19 (the "Outstanding Obligation"). As of April 30, 2003, BCP held a total of $3,045,952.00 in cash ("Existing Cash Collateral") and $399,802.28, the face value of unmatured TADs ("Existing TADs"), as collateral securing the Outstanding Obligation in the event of default.

                  Pursuant to the Agreement, the Debtors were authorized to use Existing Cash Collateral and Existing TADs, when available, to repay the full Outstanding Obligation as soon as practical after the entry of the Order. Once the Outstanding Obligation was fully repaid, BCP would release the remaining balance held on the Existing TADs to the Debtors.

                  Since entry of the Order, the Debtors have fully paid BCP under the terms of the Agreement. By entering into and fulfilling the terms of the Agreement, the Debtors have saved their estate an amount equal to the post-petition interest that would have accrued from the Petition Date until the termination of these Chapter 11 Cases and ensured a cash infusion of the remaining balance on the Existing TADs. The Debtors believe such a result was in the best interests of the Debtors' estates and their creditors.

E.       DISSOLUTION OF ACTRADE CANADA, INC.

                  By order dated May 29, 2003 (for the purposes of this subsection only, the "Order"), Capital was authorized to dissolve Actrade Capital Canada, Inc. ("Actrade Canada"), a wholly-owned, non-debtor subsidiary of Capital, which was incorporated under the laws of the Province of Ontario, Canada.

                  Actrade Canada had been operating at a loss since its inception in 1998. Other than processing a few minor transactions for Capital, Actrade Canada had ceased operations prior to the entry of the Order. The value of Actrade Canada's assets were in excess of its debts, allowing the Debtors to pay Actrade Canada's creditors in full and contribute the difference to the Debtors' estates. For these reasons the Debtors believed that dissolving Actrade Canada would yield a higher return than attempting to sell it as a going concern. Thus, the Court authorized dissolution of Actrade Canada as in the best interests of the Debtors estates and their creditors. Debtors are in the process of finalizing the tax returns and completing the dissolution.

F.       SETTLEMENT OF CERTAIN CLAIMS

                  By order dated June 24, 2003, the Debtors were permitted to effectuate certain stipulations of settlement. The first stipulation (the "Capital Stipulation") was between and among Capital, Greenwich Insurance Company ("Greenwich") and XL

Reinsurance America, Inc. (formerly known as NAC Reinsurance Corporation) ("XL," and together with Greenwich, the "Sureties"). The second stipulation (the "PUSA Stipulation," and together with the Capital Stipulation, the "Stipulations of Settlement") was between and among Greenwich, XL, Pacific Financial Group, Inc., Pacific USA Design Group, Inc., Paybox International Holdings, Inc., Pacific USA Holdings Corp. ("PUSA"), Pacific Realty Group, Inc. ("Pacific Realty," and together with PUSA, the "PUSA Debtors"), Pacific Electric Wire & Cable Co., Ltd. ("PEWC") and, solely with respect to certain provisions, Capital. The Stipulations of Settlement dispose of and resolve all disputes between the Debtors, the Sureties, American Pad & Paper, LLC ("Ampad"), the PUSA Debtors and PEWC.

                  The Sureties issued $24.5 million in bonds to Capital (the "Bonds"), which were issued to support the obligations of Ampad and the PUSA Debtors to Capital. Ampad and each of the PUSA Debtors defaulted on their obligations to Capital and thereafter filed separate voluntary petitions for bankruptcy. Capital filed proofs of claim in each bankruptcy for the amount outstanding for each debtor respectively. PEWC, the PUSA Debtors' guarantor, filed for business reconciliation under the bankruptcy law of Taiwan. Capital filed claims in the PEWC bankruptcy case arising from PEWC's guarantee of PUSA's obligations and from its default on over $1.3 million in bills of exchange, which PEWC had issued. The PUSA Debtors and PEWC also intended to assert claims against Actrade arising from or relating to the TAD Program and the issuance of the bills of exchange.

                  On or around January 31, 2003, Capital commenced two adversary proceedings against the Sureties in the Court for payment of approximately $24.5 million on account of the Bonds, plus interest, default charges and any consequential damages, attorneys' fees and costs, as more particularly described in Section V(D) below.

                  The principle terms of the Stipulations of Settlement, entered into on or around May 13, 2003, as amended, are (1) Greenwich will pay Actrade $1 million by wire transfer in satisfaction of Capital's claims with respect to Bonds concerning Ampad; (2) in satisfaction of Capital's claims with respect to Bonds concerning the PUSA Debtors, the Sureties shall deliver a non-interest bearing promissory note (the "Note") in the amount of $12 million to mature on October 1, 2003 or, in the alternative, payment of $12 million reduced to present value at the time of payment from October 1, 2003 at the discount rate of 6 percent per annum; (3) the parties will release all claims against one another except for those relating to or arising from enforcement of any provisions of the Stipulations of Settlement or the Note; (4) Capital will assign Greenwich its Ampad proofs of claim, return certain of the Bonds to Greenwich and dismiss the pending adversary proceeding with prejudice and without costs; and (5) Capital will assign to the Sureties its proofs of claim against the PUSA Debtors, return certain of the Bonds to the Sureties and dismiss the pending adversary proceeding with prejudice and without costs.

                  Simultaneously with the entry into the Capital Stipulation, the parties entered the PUSA Stipulation (subject to approval in the PUSA chapter 11 case), which provides for, among other things, the waiver and release of all claims held by PEWC against Capital. Furthermore, in the above-mentioned order entered June 24, 2003, the Debtors' bank, BCP, consented to the execution and delivery of the Stipulations of Settlement by capital and its continuing security interest in certain collateral affected by the Stipulations of Settlement in return for a release from the Debtors and International, the Debtors' guarantor, of any and all claims that they may have relating to payment previously made to BCP.

G.       ASSUMPTION OF CERTAIN EMPLOYEE RETENTION AGREEMENTS

                  By order dated February 19, 2003, the Debtors were authorized to assume certain retention agreements (the "Retention Agreements"). In order to induce certain of their employees to remain with the Debtors, the Debtors entered into the Retention Agreements, the provisions of which provided that if an employee remained in the employ of the Debtors between November 6, 2002 and April 30, 2003, such employee would receive a retention bonus in the amount set forth in the Retention Agreements. In addition, the Retention Agreements proposed a partial retention bonus if an employee, who was also party to the Retention Agreements, was terminated without cause (as defined in the Retention Agreements) prior to April 30, 2003.

                  Pursuant to the Retention Agreements, the Debtors have paid an aggregate amount of $300,785, to those employees subject to the Retention Agreements. The payments ranged from $3,500 to $43,050 per employee.

H.       CLAIMS BAR DATE

                  In accordance with Rule 3003(c)(3) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), by order dated July 23, 2003, the Court established September 8, 2003 (the "Bar Date") as the last date by which creditors are permitted to file proofs of Claim in these Chapter 11 Cases. Pursuant to Bankruptcy Rule 3003(c)(2), any creditor whose Claim was not scheduled by the Debtors or was scheduled as disputed, contingent, or unliquidated, and who failed to file a proof of Claim on or before the Bar Date may not be treated as a creditor with respect to that Claim for purposes of voting on the Plan or receiving a distribution thereunder. The holder of any Claim who has failed to file a proof of Claim on or before the Bar Date or any other date fixed by order of the Court, as applicable, will be forever barred, estopped and enjoined from (a) asserting any and all such Claims against the Debtors and (b) voting upon, or receiving distributions under, the Plan, in respect of such Claims.

                  Requests of Creditors seeking payment in respect of Administrative Claims, including all applications for final allowance of compensation and reimbursement of expenses of Professionals, must be filed and served on the Debtors no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Court. Any Person that is required to file and serve a request for payment of an Administrative Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Claim or participating in distributions under the Plan on account thereof.

I.       RETENTION OF CHIEF RESTRUCTURING OFFICER

                  On or about August 18, 2003, the Debtors retained John Fioretti to serve as Chief Restructuring Officer. Mr. Fioretti is entitled to a salary of $16,667 per month, plus reasonable out-of-pocket expenses. In addition, Mr. Fioretti is eligible for discretionary bonuses up to $150,000.

                            IV. ASSETS OF THE ESTATE

A.       ACTRADE ASSETS

                  As of August 31, 2003 Actrade had approximately $34,000 in total current assets. This amount consists of $1,000 in cash and $33,000 in other current assets. Actrade is also owed $18,940,000 from its subsidiaries and $320,000 in investments in subsidiaries for a sum of $19,294,000 in total assets.

B.       CAPITAL ASSETS

                  As of August 31, 2003, Capital had approximately $18,182,000 in total current assets consisting of $17,329,000 in cash and $853,000 in income tax receivables. Capital also possesses $9,000 in other assets for a sum of $18,190,000 in total assets. The Stipulation of Settlement was approved by the court in the ACTRADE CAPITAL INC. v. GREENWICH INSURANCE COMPANY lawsuit on September 11, 2003 and Capital received approximately $13 million on September 23, 2003.

C.       OTHER ASSETS

                  The Debtors also hold a number of executory contracts for non-residential/commercial real property and for services.

                                  V. LITIGATION

A.       IN THE MATTER OF ACTRADE FINANCIAL TECHNOLOGIES LTD. (NY-7091-A)

                  On August 22, 2002, the Debtors notified the Head of Enforcement at the New York office of the United States Securities and Exchange Commission ("SEC") that it would be issuing a press release regarding certain developments at the company. On August 27, 2002, Actrade and the Audit Committee of the company's Board of Directors (the "AUDIT COMMITTEE") received letters from the SEC requesting preservation of certain documents. In separate letters, dated September 17, 2002 and October 3, 2002, the SEC requested the production of certain documents from both Actrade and the Audit Committee. On November 15, 2002, Actrade and the Audit Committee were served with separate subpoenas from the SEC requesting the production of certain documents. On December 6, 2002, counsel for Actrade and the Audit Committee received copies of the SEC's formal order of investigation. SEC staff have made various requests for additional documents in addition to the formal requests. Actrade has also received additional document subpoenas dated July 7 and July 16, 2003.

                  Actrade has been cooperating fully with the SEC's investigation and, among other things, has produced documents in response to the subpoenas and other requests, plus produced witnesses to give sworn testimony.

B. INVESTIGATION BY THE UNITED STATES ATTORNEY'S OFFICE FOR THE SOUTHERN DISTRICT OF NEW YORK

                  On August 28, 2002, the Debtors were served with a subpoena for documents from the United States Attorney for the Southern District of New York. In conjunction with documents produced to the SEC, the Debtor has produced documents in response to the subpoena.

C. IN RE ACTRADE FINANCIAL TECHNOLOGIES LTD. SECURITIES LITIGATION, CIV. ACTION NO. 02-CV-1263 (RB) (S.D.N.Y.)

                  In early 2002, a number of similar complaints, each seeking class action designation, were filed in federal court in the Southern District of New York. Lead plaintiffs and their counsel (Shapiro Harber & Urmy, LLP and Milberg Weiss Bershad Hynes & Lereach, LLP) were subsequently named, and a consolidated complaint was filed on July 17, 2002 against the Debtors, Alex Stonkus, Amos Aharoni, Joseph D'Alessandris and David Askin.

                  The federal securities class action alleged that defendants had made false and misleading SEC filings and press releases. Plaintiffs purported to represent all purchasers of the Debtors' stock between March 11, 1999 and July 3, 2002. The action was stayed as against the Debtors' in light of Actrade's bankruptcy. Accordingly, the Debtor is not named in the second consolidated class action complaint (the "COMPLAINT"), that was filed on February 20, 2003. Upon information and belief, the motion to dismiss has been fully briefed by all parties who are awaiting the scheduling of oral argument.

                  A motion to dismiss the Complaint was filed by all the defendants on July 3, 2003.

D. ACTRADE CAPITAL INC. V. GREENWICH INSURANCE CO., ET AL., ADV. PRO. NO. 03-02068 (U.S. BANKR. CT. S.D.N.Y.) AND ACTRADE CAPITAL INC. V. GREENWICH INSURANCE CO., ET AL., ADV. PRO. NO. 03-02070 (U.S.
         BANKR. CT. S.D.N.Y.)

                  Capital filed adversary complaints on January 31, 2003 in the United States Bankruptcy Court for the Southern District of New York against two surety companies, Greenwich Insurance Co. and XL Reinsurance America, Inc., seeking to collect on surety bonds which were issued to secure payments by certain of Capital's customers under Actrade's trade acceptance draft ("TAD") program. Amended complaints were filed on March 31, 2003.

                  On May 9, 2003, the parties entered into a settlement, which was subsequently amended on June 23, 2003 and July 21, 2003 ("STIPULATIONS OF SETTLEMENT"). The initial settlement amount was $11.5 million, but was increased to $13 million through the efforts of the Equity Committee and its counsel. The payments to Capital under the Stipulations of Settlement are structured as follows: (a) payment to Capital by one of the sureties of $1 million upon effectiveness of the Stipulations of Settlement (as modified) and (b) delivery to Capital by the sureties of either (i) a jointly executed and delivered non-interest bearing promissory note in the principal amount of $12 million, due and payable on October 1, 2003 or (ii) a cash payment upon effectiveness of the Stipulations of Settlement (as modified) equal to $12 million reduced by a discount rate of 6% per annum applied to the number of days between the date of the cash payment and October 1, 2003.

                  The United States Bankruptcy Court for the Southern District in the Debtors' bankruptcy case approved the Stipulations of Settlement (as modified) on June 24, 2003. A condition to the effectiveness of the Stipulations of Settlement (as modified) is that Pacific Realty Group, Inc. and Pacific USA Holding Corp., the Debtor customers that are the bankrupt subsidiaries of the Taiwanese parent referred to in the Stipulations of Settlement, also obtain an order of the bankruptcy court in their Chapter 11 case in the Northern District of Texas which is final and not subject to appeal approving the Stipulation of Settlement (as modified) to which they are a party. The Stipulation of Settlement was approved on September 11, 2003 and Capital received approximately $13 million on September 23, 2003.

E. ACTRADE FINANCIAL TECHNOLOGIES LTD. AND ACTRADE COMMERCE LTD. V. AMOS AHARONI, C.A. NO. 20168-NC (DEL. CH.)

                  On February 20, 2003, the Debtors filed a complaint against Amos Aharoni in the Delaware Chancery Court. The action alleges breach of fiduciary duty, misappropriation and conversion, fraud, and waste of corporate assets by Mr. Aharoni arising from his alleged unauthorized and unlawful disbursement of approximately $31.6 million from the bank account of one of Actrade's subsidiaries, Actrade Commerce, Ltd. ("Commerce"). On April 21, 2003, Mr. Aharoni filed a motion to dismiss the complaint. The motion has been fully briefed and oral argument took place on July 31, 2003 and the Debtors are awaiting a decision. The judge lifted the discovery stay.

                  Paul, Weiss is lead counsel in this action. Richards, Layton & Finger, P.A. is serving as local counsel for Actrade.

F. ACTRADE COMMERCE LTD, ET AL. V. INTERNATIONAL CLEARING CORP., ET AL., CAUSE NO.: 711 OF 2002

                  On September 26, 2002, Banco Comercial Portugese, S.A. ("BCP") commenced interpleader proceedings in the courts of the Cayman Islands to settle claims to approximately $31.6 million transferred from the bank account of Actrade Commerce to Fort Corporation ("Fort") and International Clearing Corp. ("ICC") in the summer of 2002.

                  On April 17, 2003, pursuant to a consent order, the Debtors, Commerce, Resources and Actrade SA. became plaintiffs in the action. The other parties to the interpleader proceedings - ICC, Commerce Finance Institution ("CFI"), Fort and BCP - were named as defendants. On May 2, 2003, Commerce filed a complaint against Fort and ICC. On June 6, 2003, ICC and CFI filed a defense and counterclaim. On June 20, 2003, Fort filed a defense. On July 1, 2003, the plaintiffs served upon ICC and CFI a request for further and better particulars of their defense and counterclaim. On July 4, 2003, plaintiffs filed a reply and defense to the counterclaim of ICC and CFI.

                  Walker House in Grand Cayman is handling this matter for Actrade.

G. PREMIER HOLIDAYS INTERNATIONAL, INC., ET AL. V. ACTRADE CAPITAL INC. V. MARSH USA INC., CIV. A. NO. 1-00-CV-0770-CAM (N.D. GA.)

                  On March 10, 2002, Premier Holidays International, Inc. ("Premier Holidays") and Daniel DelPiano filed suit against Capital and Amwest Surety Insurance Company ("Amwest"), which had issued surety bonds securing Premier Holidays' payment obligations, in the Superior Court of Fulton County, Georgia, alleging fraudulent inducement and breach of contract. In late March 2000, the Georgia state action was successfully removed to the United States District Court for the Northern District of Georgia and Amwest was realigned as a plaintiff, as requested by Capital. In July 2000, Capital filed counterclaims in the Georgia federal action against Premier Holidays, Mr. DelPiano, and Amwest. Subsequently Amwest filed an amended complaint against Capital alleging fraudulent inducement, and Capital filed a third-party complaint against Marsh Risk & Insurance Services, Inc., Marsh USA, Inc. and Marsh, Inc. (collectively, Marsh").

                  On June 7, 2001, a declaration of insolvency and injunction was entered in Nebraska concerning Amwest (the "Nebraska Insolvency Order"). Accordingly, based on the Nebraska Insolvency Order, Amwest filed a motion to stay the Georgia action. Nevertheless, on June 27, 2001, the Court dismissed Amwest's fraud claim and denied Amwest's motion for a stay. In September 2001, the Court entered an administrative stay of the litigation pending against Amwest. Then, on March 25, 2002, the Court granted Capital's motion for summary judgment in the amount of approximately $4.6 million and denied the cross-motions of Premier Holidays and Mr. DelPiano.

                  On November 19, 2002, the United States Court of Appeals for the Eleventh Circuit affirmed the District Court's decision. Moreover, that same day, the District Court, among other things, denied Amwest's request to stay the litigation. The District Court also set a tight schedule for Amwest to conduct discovery and supplemental briefing with respect to Capital's motion for summary judgment against Amwest. In response to the District Court's order, Amwest then filed (i) a motion to certify issues for interlocutory appeal, to stay proceedings, and to request an emergency hearing with incorporated memorandum of law in support, and (ii) a motion to extend the time for and expand the scope of discovery. Given Capital's bankruptcy, the litigation was automatically stayed.

                  Duane Morris LLP is handling this matter.

H. AMWEST SURETY INSURANCE CO. V. UNITED NOETIC INVESTMENT CORP., ET AL., CASE NO. 227980 (CAL. SUPER. CT.)

                  In April 2000, Amwest, which had issued surety bonds securing obligations of United Noetic Investment Corp. ("United Noetic"), a customer of Capital, filed a complaint in California state court seeking to enforce an indemnity agreement against United Noetic and its principal Clifton Hinds. Subsequently, Amwest amended its complaint to assert a fraudulent inducement claim against Capital. Additionally, Amwest sought a declaratory judgment against American Casualty of Reading ("CNA"), another surety company that had issued bonds securing United Noetic's obligations. In its amended pleading, Amwest's allegations also implicated the conduct of another party, Marsh.

                  Following the Nebraska Insolvency Order, in October 2001, CNA filed its first cross-complaint against Capital, seeking recovery of, among other things, $5 million it had paid on a surety bond. Capital filed a demurrer and also filed a cross-complaint against Marsh, to which CNA responded with an amended pleading. Subsequently, CNA and Capital agreed to attend non-binding mediation and to stay all discovery pending completion of the mediation. Meanwhile, given the Nebraska Insolvency Order, Amwest and Capital stipulated to stay the claims between them.

                  The mediation of the dispute between CNA and Capital was scheduled to begin in March 2003. Given Capital's bankruptcy, the matter is presently stayed. In addition, the claims between Amwest and Actrade Capital remain stayed.

                  Duane Morris LLP is handling this matter.

I. ACTRADE CAPITAL INC. V. JOHN DOE, ET AL., NEW YORK SUPREME COURT, COUNTY OF NEW YORK, INDEX NO. 112506/02:

                  After receiving an anonymous e-mail in June 2002 making allegations about the Debtor, Capital filed a complaint in state court in New York naming "John Doe" as the defendant in an effort to discover the identity of the author of the e-mail. Actrade Capital issued a third party subpoena on Yahoo, whose e-mail service the author had used. In response, Yahoo provided the billing address for the author's account and revealed that the author had registered for the account as "Mr. Yahoo Whistleblower." No further action is presently being taken with respect to this matter.

                  Duane Morris LLP is also handling this matter.

J. ZAMORA V. ACTRADE CAPITAL INC., ET AL., (IN RE CONTINENTAL COIN CORP.), NO. SV 00-15821-GM (BANKR. C.D. CAL.)

                  Capital is the defendant in adversary proceeding pending in the United States Bankruptcy Court for the Central District of California. The complaint in the action alleges fraudulent transfer and seeks the return of property or its value. The action was stayed when Capital went into bankruptcy, and before the answer was due.

                  These matters are handled by Clemente, Mueller & Tobia, P.A.

K.       COLLECTIONS ACTIONS

                  The Debtor is also pursuing a number of smaller collection actions also handled by Clemente, Mueller & Tobia, P.A.

                  VI. SUMMARY OF THE JOINT PLAN OF LIQUIDATION

A.       GENERAL

                  The Plan is a joint plan of liquidation that contemplates the substantive consolidation and the complete liquidation of the Debtors' assets followed by the distribution of all proceeds, first to satisfy the holders of the Allowed Administrative Claims and the Allowed Priority Tax Claims, second to holders of the Allowed Class 1 Other Priority Claims, third to the holders of the Allowed Class 2 Secured Claims, and fourth to the Allowed Class 3 General Unsecured Claims. In addition, the Plan contemplates a distribution to the Allowed Class 5 Class Action Claims and the Allowed Class 6 Interests Claims. The Plan does not contemplate a distribution to Class 4 SEC Claims or Class 7 Subordinated Interests. This information is set out in more detail in sections E and H below and in Articles V of the Plan.

                  THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN.

B.       SUBSTANTIVE CONSOLIDATION

                  The Plan is predicated upon, and it is a condition precedent to confirmation of the Plan, that the Court provide for substantive consolidation of the Debtors' Chapter 11 Cases in the Confirmation Order. Pursuant to such Final Order, (i) all assets and liabilities of the Debtors will be merged, (ii) any obligations of any Debtor will be deemed to be one obligation of the Debtors, (iii) any claims filed or to be filed in connection with any such obligations will be deemed one claim against the Debtors, (iv) each Claim filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Case, in accordance with the substantive consolidation of the assets and liabilities of the Debtors and (v) all transfers, disbursements and distributions made by any Debtor will be deemed to be made by all of the Debtors and (vi) no amount will be paid on account of Intercompany Claims. Holders of Allowed Claims in each Class shall be entitled to their Pro Rata share of assets available for distribution to such Class without regard to which Debtor was originally liable for such Claim.

C.       PROVISIONS FOR PAYMENT OF ALLOWED ADMINISTRATIVE AND PRIORITY TAX
         CLAIMS

                  Administrative Claims and Priority Tax Claims are not classified in this Plan. The treatment of and consideration to be received by holders of Allowed Administrative Claims, including, but not limited to, any and all claims arising from Allowed Priority Tax Claims pursuant to Article III of the Plan shall be in full and complete satisfaction, settlement, release and discharge of such Claims. The Debtors' obligations in respect of such Allowed Administrative and Priority Tax Claims shall be satisfied in accordance with the terms of this Plan.

                  1.       TREATMENT OF ADMINISTRATIVE CLAIMS

                  Except to the extent the holder of an Allowed Administrative Claim agrees otherwise, each holder of an Allowed Administrative Claim shall be paid in respect of such Allowed Claim (a) the full amount thereof in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or upon other agreed terms, or (b) such lesser amount as the holder of an Allowed Administrative Claim and the Debtors or the Post-Confirmation Debtors might otherwise agree.

                  2.       TREATMENT OF PRIORITY TAX CLAIMS

                  Each holder of an Allowed Priority Tax Claim shall be paid in respect of such Allowed Claim either (a) the full amount thereof, without post-petition interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim or upon other agreed terms, or (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Debtors or the Post-Confirmation Debtors might otherwise agree.

                  3.       BAR DATE FOR ADMINISTRATIVE CLAIMS

                  Unless otherwise ordered by the Court, requests for payment of Administrative Claims (except for Fee Claims), must be filed and served on the Debtors, their counsel, the Liquidation Trustee and its counsel, and the other notice parties set forth in the Administrative Compensation Order, no later than thirty (30) days after the Confirmation Order (the "Administrative Claim Bar Date") is entered on the Court's docket. Any Person that is required to file and serve a request for payment of an Administrative Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Claim or participating in distributions under the Plan on account thereof. Objections to requests for payment of Administrative Claims (except for Fee Claims) must be filed and served on the Debtors, their counsel and the requesting party within thirty (30) days after the filing of such requests for payment.

                  4.       BAR DATE FOR FEE CLAIMS

                  Unless otherwise ordered by the Court, requests for payment of Fee Claims incurred through the Effective Date, must be filed and served on the Liquidation Trustee, its counsel and counsel to the Equity Committee no later than forty-five (45) days after the Effective Date (the "Fee Claim Bar Date"). Any Person that is required to file and serve a request for payment of a Fee Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Fee Claim or participating in distributions under the Plan on account thereof. Objections to Fee Claims must be filed and served on the Debtors, their counsel and the requesting party by the earlier of (i) 75 days after the Effective Date or (ii) 30 days after the filing of the applicable request for payment of the Fee Claim.

D.       CLASSIFICATION OF CLAIMS AND INTERESTS

                           (a) Administrative Claims and Priority Tax Claims are unclassified. For purposes of the Plan, all other Claims and Interests are classified as follows:

                           (b) Class 1 Claims shall consist of all Other Priority Claims.

                           (c)      Class 2 Claims shall consist of all Secured
                           Claims.

                           (d) Class 3 Claims shall consist of all General Unsecured Claims.

                           (e)      Class 4 Claims shall consist of the SEC
                           Claims.

                           (f) Class 5 Claims shall consist of the Class Action Claims.

                           (g) Class 6 Interests shall consist of all Interests in the Debtors, other than the Subordinated Interests.

                           (h) Class 7 Interests shall consist of all Subordinated Interests.

E.       TREATMENT OF ALLOWED CLAIMS AND INTERESTS

                  The treatment of and consideration to be received by holders of Allowed Claims and Interests pursuant to Article V of the Plan shall be in full and complete satisfaction, settlement, release, discharge of and in exchange for such Claims and Interests. The Debtors' obligations in respect of such Claims and Interests shall be satisfied in accordance with the terms of the Plan. Treatment of Claims and Interests under the Plan are as follows:

                  1.       TREATMENT OF CLASS 1 OTHER PRIORITY CLAIMS

                  Class 1 Claims are Unimpaired. The legal, contractual and equitable rights of each Allowed Class 1 Claim shall be left unaltered. Payment in full in Cash shall be made to the holders of Allowed Class 1 Claims as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or paid upon other agreed terms. The holders of Claims in this Class are not entitled to vote.

                  2.       TREATMENT OF CLASS 2 SECURED CLAIMS

                  Class 2 Secured Claims are Unimpaired. To the extent there are any Claims in this Class, each such Claim shall be deemed to be a separate subclass. The Claims of each holder of an Allowed Secured Claim shall, at the option of the Liquidation Trust, (i) receive the collateral securing such Secured Claim, (ii) be paid Cash in an amount equal to such Allowed Secured Claim, including any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (iii) receive such other treatment as shall be agreed to between the holder of an Allowed Secured Claim and the Liquidation Trust. The holders of Claims in this Class, if any, are not entitled to vote.

                  3.       TREATMENT OF CLASS 3 GENERAL UNSECURED CLAIMS

                  Class 3 Claims are Impaired. Each holder of an Allowed Class 3 General Unsecured Claim shall receive, in full satisfaction of such Claim, Cash in amount equal to 100% of such holders' Allowed Class 3 General Unsecured Claim. The holders of Claims in this Class are entitled to vote.


                  4.       TREATMENT OF CLASS 4 SEC CLAIMS

                  Class 4 SEC Claims are Impaired. The holders of Class 4 SEC Claims shall receive no distribution on account of such Class 4 SEC Claims. Accordingly, the SEC will not be voting on the Plan.

                  5.       TREATMENT OF CLASS 5 CLASS ACTION CLAIMS

                  Class 5 Class Action Claims are Impaired. Pursuant to Section 510(b) of the Bankruptcy Code, each holder of a Class 5 Class Action Claim shall receive Cash in an amount equal to such holder's Classes 5 and 6 Pro Rata Share of the Classes 5 and 6 Distribution Amount. The holders of Claims in this Class are entitled to vote.

                  6.       TREATMENT OF CLASS 6 INTERESTS

                  Class 6 Interests are Impaired. Each holder of a Class 6 Interest shall receive Cash in an amount equal to such holder's Classes 5 and 6 Pro Rata Share of the Classes 5 and 6 Distribution Amount. On the Effective Date, all Class 6 Interests shall be deemed cancelled, null and void and of no force and effect. The holders of Class 6 Interests are entitled to vote.

                  7.       TREATMENT OF CLASS 7 SUBORDINATED INTERESTS

                  Class 7 Interests are Impaired. The holders of Class 7 Interests shall receive no distribution. On the Effective Date, all Class 7 Interests shall be deemed canceled, null and void and of no force and effect. Accordingly, the holders of Class 7 Interests are deemed to reject the Plan and are not entitled to vote.

F.       MEANS FOR IMPLEMENTATION OF THE PLAN

                  1.       CORPORATE ACTION

                  On the Effective Date and automatically and without further action, (i) each existing member of the Board of Directors of the Debtors will resign or be terminated by the Liquidation Trustee and (ii) the Liquidation Trustee shall be deemed sole shareholder, officer and director of the Post-Confirmation Debtors until they are dissolved. The Liquidation Trustee will administer the Plan. All actions taken under the Plan in the name of the Post-Confirmation Debtors shall be taken through the Liquidation Trustee.

                  2.       LIQUIDATION TRUSTEE

                  On the Effective Date, the Liquidation Trust, shall begin acting for the Post-Confirmation Debtors in the same fiduciary capacity as applicable to a board of directors, subject to the provisions hereof. The Liquidation Trustee shall not be liable for any action he takes or omits to take that he believes in good faith to be authorized or within his rights or powers unless it is ultimately and finally determined by the Court that such action or inaction was the result of gross negligence or willful misconduct. All distributions to be made to holders of Allowed Claims and Allowed Interests under the Plan shall be made by the Liquidation Trust, who shall deposit and hold all Cash and other Property in trust for the benefit of holders of such Allowed Claims (including Professionals). Subject to the foregoing, the duties and powers of the Liquidation Trust shall include the following:

                           (a) To exercise all power and authority that may be exercised, commence all proceedings that may be commenced and take all actions that may be taken by any officer, director or shareholder of the Post-Confirmation Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including consummating the Plan and all transfers thereunder on behalf of the Post-Confirmation Debtors or the Liquidation Trust;

                           (b) To maintain all accounts, invest cash of the Post-Confirmation Debtors, make interim and final distributions and take other actions consistent with the Plan, including the maintenance of appropriate reserves, in the name of the Debtors or Post-Confirmation Debtors or the Liquidation Trust;

                           (c) To take all steps necessary to wind up the affairs of the Debtors and Post-Confirmation Debtors and to terminate the corporate existence of each Debtor;

                           (d)      To prosecute, compromise or settle
                           objections to Administrative, Priority Tax, Other Priority and Miscellaneous Secured Claims, General Unsecured Claims, and Class Action Claims (disputed or otherwise);

                           (e) To make decisions regarding the retention or engagement of Professionals or other Persons by the Post-Confirmation Debtors or the Liquidation Trust and to pay, without court order, all reasonable fees and expenses incurred after the Effective Date;

                           (f) To sell or otherwise transfer for value the Remaining Assets;

                           (g) To file with the Court the reports and other documents required by the Plan or otherwise required to close the Chapter 11 Cases;

                           (h)      To prepare and file tax and other
                           informational returns for the Debtors,
                           Post-Confirmation Debtors and the Liquidation Trust;

                           (i) To set off amounts owed to the Debtors, Post-Confirmation Debtors or Liquidation Trust against any and all amounts otherwise due to be distributed to the holder of an Allowed Claim under the Plan;

                           (j) To abandon any property constituting the Remaining Assets of the Debtors, Post-Confirmation Debtors or Liquidation Trust that cannot be sold or otherwise disposed of for value and whose distribution to holders of Allowed Class 5 Claims and Class 6 Interests would not be feasible or cost-effective in the reasonable judgment of the Liquidation Trustee;

                           (k) To provide for storage and destruction of records;

                           (l) To take all other actions not inconsistent with the provisions of the Plan which the Liquidation Trustee deems reasonably necessary or desirable in connection with the administration of the Plan.

                  3.       INVESTMENTS

                  All Cash held by the Liquidation Trust in any accounts or otherwise shall be invested in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court.

                  4.       RESIGNATION, DEATH OR REMOVAL

                  Upon application and for good cause shown and upon prior notice to the Liquidation Trust Committee, the Court may remove the Liquidation Trustee from his role as Liquidation Trustee. In the event of the resignation or removal, death or incapacity of the Liquidation Trustee, the Court shall designate another Person to become Liquidation Trustee and thereupon the successor Liquidation Trustee, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of his predecessor, under terms to be agreed by the Liquidation Trust Committee. In the event of the resignation of the Liquidation Trustee, the Liquidation Trustee shall remain as the Liquidation Trustee until such time as the Court designates a successor.

                  5.       WINDING UP AFFAIRS.

                  Following the Confirmation Date, the Post-Confirmation Debtors shall not engage in any business activities or take any actions, except those necessary to effectuate the Plan, including, but not limited to, (i) selling, transferring, liquidating or abandoning the Remaining Assets for the benefit of holders of Allowed Class 5 Claims and Class 6 Interests, and (ii) winding up the affairs of the Debtors. Prior to the Effective Date, any action relating to the Avoidance Actions shall require the prior consent of the Equity Committee. On and after the Effective Date, the Liquidation Trustee may, in the name of the Debtors or Post-Confirmation Debtors, take such actions without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Liquidation Trustee may, without application to or approval of the Court, pay the charges that it incurs after the Effective Date for Professional fees and expenses that, but for the occurrence of the Effective Date, would constitute Administrative Claims.

                  6.       RELEASE OF LIENS

                  Except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against the property of the Debtors' estates shall be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to the Post-Confirmation Debtors and their successors and assigns.

                  7.       DISSOLUTION OF THE DEBTORS

                  After the Effective Date, pursuant to applicable state law, the Debtors shall dissolve (at such time as deemed appropriate), the separate corporate existence of the Debtors shall cease, and the Debtors' Equity Interests shall be cancelled. On such date, all corporate action required of the Debtors to implement such dissolution and cancellation shall be deemed to have occurred and be effective and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtors or any other Person.

G.       LIQUIDATION TRUST

                  1.       TRANSFER BY DEBTORS TO LIQUIDATION TRUST

                  On the Effective Date, the Debtors shall transfer to the Liquidation Trust (i) all rights, title and interest in the Causes of Action free of all liens, claims and encumbrances and (ii) Remaining Assets.

                  2.       RATIFICATION

                  On the Effective Date, each holder of Claims or Interests in Classes 1 through 7 will be deemed to have ratified and become bound by the terms of the Liquidation Trust Agreement.

                  3.       LIQUIDATION OF LIQUIDATION TRUST ASSETS

                  The Liquidation Trust shall pursue, litigate or settle the Causes of Action in accordance with the Plan and the Liquidation Trust Agreement and pay all associated costs.

                  4.       FUNDING OF LIQUIDATION TRUST.

                  On the Effective Date, $_________ shall be transferred to the Liquidation Trust (the "Liquidation Trust Expense Fund") to be used by the Liquidation Trustee to fund operations of the Liquidation Trust and make distributions in accordance with the Plan to holders of Allowed Class 5 Claims and Class 6 Interests. No distributions will be made until the Trust established appropriate reserves, in its sole and absolute authority.

                  5.       POWERS

                  By the vote of the majority of the Liquidation Trust Committee, the rights, powers and duties of the Liquidation Trustee are set forth in the Liquidation Trust Agreement, which is incorporated into the Plan by reference and shall include, but not be limited to, (a) prosecution, collection, compromise and settlement of Causes of Action, and (b) prosecution, compromise and settlement of objections to any disputed Claims and interests, on behalf of the Liquidation Trust and/or the Post-Confirmation Debtors. Such rights, powers and duties granted to the Liquidation Trustee as set forth in the Liquidation Trust Agreement shall vest without the need to obtain further Court approval. The

Liquidation Trustee shall act and serve at the discretion and subject to the governance of the Liquidation Trust Committee. The Liquidation Trustee shall be authorized to take any action authorized and directed by the Liquidation Trust Committee in accord with the Liquidation Trust Agreement.

                  6.       COMPENSATION

                  The Liquidation Trustee and his retained professionals shall be compensated out of the Liquidation Trust's Liquidation Trust Expense Fund pursuant to the Liquidation Trustee Employment Agreement to be filed with the Court no later than ten (10) days prior to the Confirmation Hearing.

                  7.       APPOINTMENT OF SUCCESSOR LIQUIDATION TRUSTEE

                  In the event of the death, resignation or discharge of the Liquidation Trustee, the Liquidation Trust Committee shall appoint another person to become Liquidation Trustee to become Liquidation Trustee. Any such successor to the Liquidation Trustee shall be bound by the provisions of the Plan, the Liquidation Trust Agreement and the order appointing the Liquidation Trustee.

                  8.       TERMINATION OF LIQUIDATION TRUSTEE

                  After the Effective Date, and upon the final resolution and collection of all Causes of Action, reconciliation of all Claims and distribution of all Cash and proceeds of the foregoing, the Liquidation Trustee and any other action necessary under this Plan or to wind down or dissolve the Liquidation Trust, and the Liquidation Trust Committee shall be relieved of further responsibility. Prior to being relieved of its obligations, the Liquidation Trustee shall distribute to holders of Allowed Class 5 Claims and Class 6 Interests in accordance with the Plan the portion of Liquidation Trust Expense Fund not used to fund the operations of the Liquidation Trust.

                  9.       CREATION OF LIQUIDATION TRUST COMMITTEE

                  The Liquidation Trust Committee shall be formed and constituted on the Effective Date. The Liquidation Trust Committee shall consist of the current members of the Equity Committee and govern all aspects of the Liquidation Trust and all activities of the Liquidation Trustee in all instances, in their sole and absolute discretion exercising their business judgment, but subject to the provisions of the Liquidation Trust Agreement.

                  10.      APPOINTMENT OF SUCCESSOR LIQUIDATION TRUST COMMITTEE
                           MEMBER

                  In the event that a Liquidation Trust Committee member sells, transfers or assigns any right to or interest in its Class 6 Interest, no longer holds an Allowed Interest in Class 6, dies, resigns, becomes incapacitated or otherwise fails or refuses to serve, said member shall be immediately removed from the Liquidation Trust Committee. The remaining Liquidation Trust Committee members may elect a replacement member from among the remaining holders of Allowed Interests.

                  11.      RESPONSIBILITIES OF THE LIQUIDATION TRUST COMMITTEE

                  The Liquidation Trust Committee shall have such other powers and responsibilities as set forth in this Plan and the Liquidation Trust Agreement, which is incorporated herein by reference.

                  12. CONFLICTS OF INTEREST OF MEMBER OF LIQUIDATION TRUST COMMITTEE

                  A Liquidation Trust Committee member shall recuse itself from participation in decision making by the Liquidation Trust Committee on matters in which such member has a conflict of interest.

                  13.      DURATION OF LIQUIDATION TRUST COMMITTEE

                  The Liquidation Trust Committee shall remain in existence until such time as the final distributions to holders of Allowed Claims and Allowed Interests in Classes 5 through 6 under the Liquidation Trust Agreement have been made by the Liquidation Trustee and until all other activities under the Liquidation Trust Agreement and this Plan have been discharged.

                  14.      COMPENSATION AND EXPENSES

                  The members of the Liquidation Trust Committee shall serve without compensation for their performance of services as members of the Liquidation Trust Committee, except that they shall be entitled to reimbursement of reasonable expenses by the Liquidation Trust.

                  15.      LIABILITY, INDEMNIFICATION

                  Neither the Liquidation Trust Committee, nor any of its members, designees, attorneys, accountants and other professionals, nor any duly designated agent or representative of the Liquidation Trust Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent, or representative of the Liquidation Trust Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Liquidation Trust Committee, other than acts or omissions resulting from such member's willful misconduct or gross negligence. The Liquidation Trust Committee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals, other than acts or omissions resulting from such member's willful misconduct or gross negligence. Notwithstanding such authority, the Liquidation Trust Committee shall be under no obligation to consult with counsel, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the

Liquidation Trust Committee, or its members and/or designees, unless such determination is based on willful misconduct or gross negligence. The Liquidation Trust shall indemnify and hold harmless the Liquidation Trust Committee and its members, designees, and professionals, and any duly designated agent or representative thereof (in their capacity as such), from and against and in response to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to the implementation or administration of the Plan.

H.       DISTRIBUTIONS

                  1.       CONDITION TO DISTRIBUTIONS TO CLASS 6 INTEREST
                           HOLDERS

                  A holder of an Allowed Class 6 Interest shall not be entitled to receive any distribution under the Plan in respect of its Interest unless such holder executes and delivers to the Ballot Agent by the Voting Deadline a Certification of Ownership.

                  2.       DISTRIBUTION TO CLASS 3 CLAIMS

                  On the Effective Date or as soon thereafter as is practicable, the Plan Agent shall make a Cash distribution to holders of Allowed Class 3 Claims.

                  3.       DISTRIBUTION TO CLASS 5 CLAIMS AND CLASS 6 INTEREST

                  On the Effective Date, or as soon thereafter as is practicable, the Liquidation Trustee shall make a Cash distribution to holders of Allowed Claims and Interests in Classes 5 and 6. The Initial Classes 5 and 6 Distribution shall equal the difference between Cash on hand on the Effective Date and the sum of (i) the reserves set forth below for Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims described in section 8.11 of the Plan, (ii) the amounts to be paid on the Effective Date or as soon thereafter as practicable to holders of Allowed Administration Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed Class 3 Claims, (iii) the Liquidation Trust Expense Fund described in section 7.4 of the Plan, (iv) the Reserve for Administrative Claims described in section 8.7 of the Plan, (v) the Reserve for Disputed Class 3 General Unsecured Claims and Certain Costs described in section 8.13 of the Plan and (vi) the reserve for Fee Claims described in section 8.12 of the Plan. At various intervals thereafter, the Net Proceeds of the Remaining Assets shall be distributed to the holders of Allowed Claims and Allowed Interests in Classes 5 and 6.

                  4.       RESERVE FOR ADMINISTRATIVE CLAIMS

                  On or as soon as practicable after the Effective Date, the Liquidation Trustee shall establish and maintain an Administrative Claims Reserve from the Cash on hand on the Effective Date for Administrative Claims that may be asserted prior to or on the Administrative Claims Bar Date. As soon as practicable after the Administrative

Claims Bar Date, the Liquidation Trustee shall release and distribute to holders of Allowed Claims and Allowed Interest in Classes 5 and 6 in accordance with the Plan the portion of the Administrative Claims Reserve not required to either (i) pay such Allowed Administrative Claims or (ii) be set aside as part of the Reserve for Disputed Administrative Claims under section 8.12 of the Plan.

                  5.       OBJECTIONS TO CLAIMS

                  Objections to Claims shall be Filed and served upon each affected Creditor no later than ninety (90) days after the Effective Date, provided, however, that this deadline may be extended by the Court upon motion of the Liquidation Trustee, with notice to the United States Trustee and with or without notice to Creditors. Notwithstanding the foregoing, unless an order of the Court specifically provides for a later date (including, but not limited to, under sections 3.4, 3.5 and 9.2 of the Plan), any proof of claim filed after the Confirmation Date shall be automatically disallowed as a late filed claim, without any action by the Liquidation Trustee, unless and until the party filing such Claim obtains the written consent of the Liquidation Trustee with respect to General Unsecured Claims and the Liquidation Trustee with respect to all other Claims to file such Claim late or obtains an order of the Court upon notice to the Liquidation Trustee that permits the late filing of the Claim. In the event any proof of claim is permitted to be filed after the Confirmation Date, the Liquidation Trustee shall have 60 days from the date of such written consent or order to object to such Claim, which deadline may be extended by the Court upon motion of the Liquidation Trustee with notice to the United States Trustee, but otherwise without notice or hearing.

                  6.       LITIGATION OF CLAIMS

                  Subject to Court approval, objections to Claims may be litigated to judgment, settled or withdrawn.

                  7.       DISTRIBUTION OF OBJECTED CLAIMS

                  Distributions with respect to and on account of Claims to which objections have been filed will be made as soon as practicable after an order, judgment, decree or settlement agreement with respect to such Claim becomes a Final Order and such Claim becomes an Allowed Claim, and the applicable Creditor shall not receive interest on its Allowed Claim.

                  8. RESERVES FOR DISPUTED ADMINISTRATIVE, PRIORITY TAX AND OTHER PRIORITY CLAIMS

                  On and after the Effective Date, the Liquidation Trustee, in consultation with the Liquidation Trust, shall establish and maintain reserves for all Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims. For purposes of establishing a reserve for Disputed Administrative, Disputed Priority Tax and Disputed Other Priority Claims, Cash will be set aside from Cash on hand on the Effective Date equal to the amount that would have been distributed to the holders of Disputed Administrative, Disputed Priority Tax, and Disputed Other Priority Claims had their Disputed Claims been deemed Allowed Claims on the Effective Date or on the Administrative Claims Bar Date or such other amount as may be approved by the Court upon motion of the Debtors or Post-Confirmation Debtors. With respect to such Disputed Claims, if, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefore shall be distributed by the Liquidation Trustee to the Claimant in a manner consistent with distributions to similarly situated Allowed Claims. The balance of such Cash, if any remaining after all Disputed Administrative, Disputed Priority Tax, and Disputed Other Priority Claims have been resolved, shall be distributed to holders of Allowed Claims and Interests in Classes 5 and 6. At quarterly intervals commencing ninety (90) days from the Effective Date, the Liquidation Trustee shall release any amount held in reserve on account of any Disputed Administrative, Priority Tax or Other Priority Claim that has been disallowed by Final Order during the preceding ninety (90) day period. No payments or distributions shall be made with respect to a Claim which is a Disputed Claim pending the resolution of the dispute by Final Order.

                  9.       RESERVE FOR FEE CLAIMS

                  On the Effective Date, the Liquidation Trustee, in consultation with the Equity Committee, shall establish and maintain reserves for payment of estimated unpaid Fee Claims. For purposes of establishing a reserve for Fee Claims, Cash will be set aside from the Cash on hand on the Effective Date in an amount equal to the amount that the Debtors anticipate will be incurred for fees and expenses by Professionals retained in the Chapter 11 Cases up to and including the Effective Date. If, when, and to the extent any such Fee Claims become Allowed Claims by Final Order, the relevant portion of the Cash held in reserve therefore shall be distributed by the Liquidation Trustee to the Professional in a manner consistent with distribution to similarly situated Allowed Claims or as set forth in such Final Order approving the Fee Claim. The balance of such Cash, if any remaining after all Fee Claims have been resolved and paid, shall be distributed to the holders of Allowed Claims and Interests in Classes 5 and 6. No payments or distributions shall be made with respect to a Fee Claim until such Fee Claim is Allowed by Final Order.

                  10. RESERVES FOR DISPUTED CLASS 3 GENERAL UNSECURED CLAIMS AND CERTAIN COSTS

                  On and after the Effective Date, the Liquidation Trustee, in consultation with the Liquidation Trust, shall establish and maintain reserves for all Disputed Class 3 General Unsecured Claims. For purposes of establishing a reserve for Disputed Class 3 General Unsecured Claims, Cash will be set aside from Cash on hand on the Effective Date equal to the amount that would have been distributed to the holders of Disputed Class 3 General Unsecured Claims had their Disputed Claims been deemed Allowed Claims on the Effective Date or such other amount as may be approved by the Court upon motion of the Debtors or Post-Confirmation Debtors. With respect to such Disputed Claims, if, when, and to the extent any such Disputed Claim becomes an

Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefore shall be distributed by the Liquidation Trustee to the Claimant in a manner consistent with distributions to similarly situated Allowed Claims. The balance of such Cash, if any remaining after all Disputed Class 3 General Unsecured Claims have been resolved, shall be distributed to the holders of Allowed Claims and Interests in Classes 5 and 6. At quarterly intervals commencing ninety (90) days from the Effective Date, the Liquidation Trustee shall release any amount held in reserve on account of any Disputed Class 3 General Unsecured Claims that has been disallowed by Final Order during the preceding ninety (90) day period. No payments or distributions shall be made with respect to a Claim which is a Disputed Claim pending the resolution of the dispute by Final Order.

                  11. RESERVES FOR DISPUTED CLASS 5 CLAIMS, DISPUTED CLASS 6 INTERESTS AND CERTAIN COSTS

                  Prior to any distributions to the holders of Allowed Class 5 Claims and Allowed Class 6 Interests, the Liquidation Trustee shall establish and maintain reserves out of the Classes 5 and 6 Distribution Amount for all Disputed Class 5 Claims, Disputed Class 6 Interests and for expenses (the "Liquidation Trust Expense Fund") the Liquidation Trustee reasonably deems necessary to (a) litigate and settle Avoidance Actions, including, but not limited to, attorneys' fees, accounting fees, expert witness fees, and all costs relating to obtaining and distributing such recoveries, and (b) pay any and all fees, costs or expenses of the Liquidation Trust, the Liquidation Trustee, the Liquidation Trust Committee and any professionals retained by the Liquidation Trustee. With respect to such Disputed Class 5 Claims and Disputed Class 6 Interests, if, when, and to the extent any such Disputed Class 5 Claim or Disputed Class 6 Interest becomes an Allowed Class 5 Claim or Disputed Class 6 Interest by Final Order, the relevant portion of the Cash held in reserve therefore shall be distributed by the Liquidation Trustee to the Claimant in a manner consistent with distributions to similarly situated Allowed Class 5 Claims or Class 6 Interests. The balance of such Cash, if any, remaining after all Disputed Claims and Interests have been resolved and the costs of the Liquidation Trustee have been fully paid, shall be distributed Pro Rata to all holders of Allowed Class 5 Claims and Allowed Class 6 Interests. No payments or distributions shall be made with respect to a Claim that is a Disputed Claim pending the resolution of the dispute by Final Order. Notwithstanding anything else herein, the Liquidation Trustee shall not be required to make distributions to holders of Allowed Class 5 Claims and Allowed Class 6 Interests until the objections to Disputed Class 5 Claims and Disputed Class 6 Interests have been resolved, and the Avoidance Actions have been fully litigated, settled, collected and/or abandoned.

                  12.      UNCLAIMED PROPERTY

                  If any distribution remains unclaimed for a period of ninety
(90) days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder of an Allowed Claim, Allowed Interest, Allowed Administrative, Priority, Tax, Secured Claim, or Other Priority Claim entitled thereto, such unclaimed property shall be forfeited by such holder, whereupon all right, title and interest in and to the unclaimed property shall be held in reserve by the Liquidation Trustee to be distributed Pro Rata to holders of Allowed Class 5 Claims and Allowed Class 6 Interests in accordance with this Plan.

                  13.      WITHHOLDING TAXES

                  Any federal, state, or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

                  14.      FRACTIONAL CENTS

                  Any other provision of this Plan to the contrary notwithstanding, no payment of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

                  15.      PAYMENTS OF LESS THAN TEN DOLLARS

                  If a cash payment otherwise provided for by this Plan with respect to an Allowed Claim would be less than ten ($10.00) dollars (whether in the aggregate or on any payment date provided in this Plan), notwithstanding any contrary provision of this Plan, the Liquidation Trustee shall not be required to make such payment and such funds shall be otherwise distributed to holders of Allowed Claims in accordance with Article V of the Plan.

                  16.      SETOFFS

                  Except as otherwise provided for herein with respect to Claims released by the Debtors and their estates pursuant to this Plan and the Confirmation Order, the Liquidation Trustee, as the case may be, may, but shall not be required to, set off against any Claim and the payments to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever the Debtors or their estate may have against the Creditor, but neither the failure to do so nor the allowance of a Claim hereunder shall constitute a waiver or release by the Debtors or their estates of any Claim they may have against the Creditor.

I.       UNEXPIRED LEASES AND EXECUTORY CONTRACTS

                  Any and all pre-petition leases or executory contracts not previously rejected by the Debtors, unless specifically assumed pursuant to orders of the Court prior to the Confirmation Date or the subject of a motion to assume or assume and assign pending on the Confirmation Date, shall be deemed rejected by the Debtors on the Confirmation Date.

                  All proofs of claim with respect to claims arising from the rejection of executory contracts or leases shall, unless another order of the Court provides for an earlier date, be Filed with the Court within thirty (30) days after the mailing of notice of entry of the Confirmation Order. All proofs of claim with respect to claims arising from the rejection of executory contracts shall be treated as Class 3 General Unsecured Claims for purposes of a distribution pursuant to the Plan, unless and until the party asserting such Claim obtains an order of the Court upon notice to (a) the Post-Confirmation Debtors, and (b) the Equity Committee or the Liquidation Trustee that allows the Claims in another class under the Plan. Unless otherwise permitted by Final Order, any proof of claim that is not Filed prior to the Confirmation Date (other than those claims arising from the rejection of executory contracts or leases which may be Filed within 30 days after mailing of the notice of entry of Confirmation Order as set forth above) shall automatically be disallowed as a late filed claim, without any action by the Post-Confirmation Debtors, and the holder of such Claim shall be forever barred from asserting such Claim against the Debtors, their estates or property or the Post-Confirmation Debtors.

J.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

                  The Plan shall not become effective unless and until each of the following conditions has been satisfied or waived:

                           (a)      The Court shall have entered the
                           Confirmation Order in form and substance satisfactory to the Debtors; and

                           (b) The Confirmation Order shall have become a Final Order.

                  2.       WAIVER OF CONDITIONS

                  The Debtors may at any time, without notice or authorization of the Court, waive the conditions set forth in section 10.1(b) of the Plan. The Debtors reserve the right to assert that any appeal from the Confirmation Order shall be moot after consummation of the Plan.

                  3.       EFFECT OF FAILURE OF CONDITION

                  In the event that the condition specified in section 10.1(b) of the Plan has not occurred or been waived on or before sixty (60) days after the Confirmation Date, the Confirmation Order may be vacated upon order of the Court after motion made by the Debtors or any party in interest and an opportunity for parties in interest, including the Committee, to be heard.

K.       RETENTION OF JURISDICTION

                  Following the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed by the Liquidation Trustee, the Court shall retain jurisdiction as is legally permissible, including, without limitation, for the following purposes:

                           (a) CLAIMS AND INTERESTS. To determine the allowance, classification, priority or subordination of Claims and Interests against the Debtors upon objection by the Liquidation Trustee or any other party in interest;

                           (b) INJUNCTION, ETC. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Court in the Chapter 11 Cases on or before the Effective Date with respect to any Entity;

                           (c) PROFESSIONAL FEES. To determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods before the Effective Date, as provided for in the Plan;

                           (d) CERTAIN PRIORITY CLAIMS. To determine the allowance and classification of any Priority Tax Claims, Other Priority Claims, Administrative Claims or any request for payment of an Administrative Claim;

                           (e) DISPUTE RESOLUTION. To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and/or Confirmation Order and the making of distributions hereunder and thereunder, including, without limitation, any dispute concerning payment of professional fees and expenses of the Liquidation Trustee;

                           (f) EXECUTORY CONTRACTS AND UNEXPIRED LEASES. To determine any and all motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

                           (g) ACTIONS. To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in the Chapter 11 Cases by or on behalf of the

                           Debtors, including, but not limited to, the Causes of Action commenced by the Liquidation Trustee, and any remands;

                           (h) GENERAL MATTERS. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

                           (i)      PLAN MODIFICATION. To modify the Plan under
                           section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

                           (j) AID CONSUMMATION. To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Entity, to the full extent authorized by the Bankruptcy Code;

                           (k) PROTECT PROPERTY. To protect the Property of the Debtors and Post-Confirmation Debtors and Property transferred to the Liquidation Trust pursuant to the Plan from adverse Claims or interference inconsistent with the Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of the Plan or to determine a purchaser's exclusive ownership of claims and causes of actions retained under the Plan;

                           (l) ABANDONMENT OF PROPERTY. To hear and determine matters pertaining to abandonment of Property of the estates or the Liquidation Trust;

                           (m) IMPLEMENTATION OF CONFIRMATION ORDER. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and

                           (n) FINAL ORDER. To enter a final order closing the Chapter 11 Cases.

L.       MISCELLANEOUS

                  1.       PRE-CONFIRMATION MODIFICATION

                  On notice to opportunity to be heard by the United States Trustee and the Equity Committee, the Plan may be altered, amended or modified by the Debtors before the Confirmation Date as provided in section 1127 of the Bankruptcy Code.

                  2.       POST-CONFIRMATION IMMATERIAL MODIFICATION

                  With the approval of the Court and on notice to and an opportunity to be heard by the United States Trustee and the Liquidation Trust Committee and without notice to all holders of Claims and Interests, the Debtors or Post-Confirmation Debtors may, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of the Plan.

                  3.       POST-CONFIRMATION MATERIAL MODIFICATION

                  On notice to and an opportunity to be heard by the United States Trustee and the Liquidation Trust Committee, the Plan may be altered or amended after the Confirmation Date by the Debtors or Post-Confirmation Debtors in a manner which, in the opinion of the Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing and otherwise meets the requirements of section 1127 of the Bankruptcy Code.

                  4.       WITHDRAWAL OR REVOCATION OF THE PLAN

                  The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, then the Plan shall be deemed null and void.

                  5.       PAYMENT OF STATUTORY FEES

                  All fees payable pursuant to section 1930 of Title 28 of the United States Code shall be paid on the Effective Date (if due) or by the Liquidation Trustee when otherwise due out of the reserve set aside on the Effective Date by the Liquidation Trustee to fund Plan Expenses.

                  6.       ROLE OF THE EQUITY COMMITTEE

                  Upon the Effective Date, the appointment and existence of the Equity Committee shall terminate for all purposes.

                  7.       SUCCESSORS AND ASSIGNS

                  The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Entities.

                  8.       TERMINATION OF 401(K) PLAN

                  Any section 401(k) savings plans maintained by the Debtors for their employees is in the process of being terminated by the Debtors in accordance with applicable law.

                  9.       TERM OF INJUNCTIONS OR STAYS

                  Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  10.      INJUNCTION

                  Upon the Effective Date with respect to the Plan and except as otherwise provided herein or in the Confirmation Order, all entities who have held, hold, or may hold Claims against or Interests in the Debtors, and all other parties in interest in the Chapter 11 Cases, along with their respective present or former employees, agents, officers, directors or principals, shall be permanently enjoined on and after the Effective Date from directly or indirectly
(i) commencing or continuing in any manner any action or other proceeding of any kind to collect or recover any property on account of any such Claim or Equity Interest against any such Debtor or Post-Confirmation Debtor, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree, or order to collect or recover any property on account of any such Claim or Interest against any such Debtor or Post-Confirmation Debtor,
(iii) creating, perfecting, or enforcing any encumbrance of any kind against any such Debtor or Post-Confirmation Debtor on account of such Claim or Interest,
(iv) except for recoupment, asserting any right of setoff or subrogation of any kind against any obligation due any such Debtor or Post-Confirmation Debtor or against the property or interests in property of any such Debtor or Post-Confirmation Debtor on account of any such Claim or Interest, (v) commencing or continuing any action against the Debtors or Post-Confirmation Debtor in any manner or forum in respect of such Claim or Interest that does not comply or is inconsistent with the Plan, and (vi) taking any actions to interfere with the implementation or consummation of the Plan; provided nothing herein shall prohibit any holder of a Claim or Interest from prosecuting a proof of claim in the Chapter 11 Cases. Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, including any successor of such entity, shall be permanently enjoined from commencing or continuing in any manner, any litigation against the Debtors or the Post-Confirmation Debtors on account of or in respect of any of such Debtors' prepetition liabilities or other liabilities of the Debtors satisfied pursuant to the Plan.

                  11.      RELEASES

                  On the Effective Date, the Debtors and each of their subsidiaries, on behalf of themselves and their estates, shall be deemed to release unconditionally the Debtors' current officers, directors, other than those who are named in the Class Action, employees, advisors, attorneys, financial advisors, accountants, and other professionals, the Equity Committee Members, counsel to the Equity Committee and financial advisors to the Equity Committee, from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or the Plan; PROVIDED, HOWEVER, that the foregoing release shall not apply to any action or omission that constitutes gross negligence or willful misconduct.

                  On the Effective Date, each holder of a Claim or Equity Interest, of any nature, shall be deemed to release unconditionally the Debtors' officers, directors, employees, advisors, attorneys, financial advisors, accountants, other professionals, the Equity Committee Members, counsel to the Equity Committee and financial advisors to the Equity Committee, from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or the Plan; PROVIDED, HOWEVER, that the foregoing release shall not apply to any action or omission that constitutes gross negligence or willful misconduct.

                  12.      EXCULPATION

                  Notwithstanding anything herein to the contrary, as of the Effective Date, none of the Debtors and the Debtors' officers, directors, employees, accountants, financial advisors, investment bankers, and attorneys for the Debtors, the Equity Committee members, counsel to the Equity Committee and financial advisors to the Equity Committee shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Petition Date in connection with, or arising out of, the Chapter 11 Cases, the confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, except for willful misconduct or gross negligence.

                  13.      GOVERNING LAW

                  Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York.

                  14.      NOTICES

                  Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

                  If to the Debtors or the Post-Confirmation Debtors:

                           Actrade Financial Technologies Ltd., ET AL.
                           200 Cottontail Lane
                           Somerset, New Jersey  08873
                           Attention:  John Fioretti

                  with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, New York  10019
                           Attention:  Jeffrey Saferstein
                           (212) 373-3000

                  If to the Equity Committee:

                           Cohen Tauber Spievack & Wagner LLP
                           420 Lexington Avenue, 24th Floor
                           New York, New York  10170
                           Attention:  Joseph M. Vann

                  If to the Liquidation Trustee:

                           Liquidation Trustee
                           c/o __________________


                  15.      SATURDAY, SUNDAY OR LEGAL HOLIDAY

                  If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                  16.      SECTION 1146 EXEMPTION

                  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by, the Plan or the revesting, transfer or sale of any real or personal property of the Debtors or Post-Confirmation Debtors pursuant to, in implementation of, or as contemplated by, the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

                  17.      SEVERABILITY

                  If any term or provision of the Plan is held by the District Court prior to or at the time of Confirmation to be invalid, void or unenforceable, the District Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. In the event of any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan may, at the Debtors' option remain in full force and effect and not be deemed affected. However, the Debtors reserve the right not to proceed to Confirmation or consummation of the Plan if any such ruling occurs. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                    VII. VOTING REQUIREMENTS, ACCEPTANCE AND
                            CONFIRMATION OF THE PLAN

                  The Bankruptcy Code requires that, in order to confirm the Plan, the Court must make a series of findings concerning the Plan and the Debtors, including that (i) the Plan has classified Claims and Interests in a permissible manner, (ii) the Plan complies with applicable provisions of the Bankruptcy Code, (iii) the Debtors have complied with applicable provisions of the Bankruptcy Code, (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (v) the disclosure required by section 1125 of the Bankruptcy Code has been made, (vi) the Plan has been accepted by the requisite votes of creditors (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code) (see "Acceptance of Plan" and "Confirmation Without Acceptance of All Impaired Classes,") (vii) the Plan is feasible and confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors under the Plan unless such liquidation or reorganization is proposed in the Plan, (viii) the Plan is in the "best interests" of all holders of Claims or Interests in an impaired Class by providing to such holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan, (ix) all fees and expenses payable under 28 U.S.C. ss. 1930, as determined by the Court at the hearing on confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date and (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtor has obligated itself to provide such benefits, provided, however that upon motion by the Debtors, the Court may enter an order pursuant to sections 1114(e)(1) and 1114(g) providing for the modification in the payment of retiree benefits, under certain circumstances.

A.       PARTIES ENTITLED TO VOTE

                  Pursuant to the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" (as defined in section 1124 of the Bankruptcy
Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is Impaired if the legal, equitable or contractual rights to which the Claims or Interests of that Class entitled the holders of such Claims or Interests are modified, other than by curing defaults and reinstating the debt. Classes of Claims and Interests that are Unimpaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan.

B.       CLASSES IMPAIRED UNDER THE PLAN

                  The following Classes of Claims and Interests are impaired under the Plan and are entitled to vote on the Plan:

                           Class 3 General Unsecured Claims

                           Class 5 Class Action Claimants

                           Class 6 Interest Holders

                  Acceptances of the Plan are being solicited only from those holders of Claims and Interests in Impaired Classes that will or may receive a distribution under the Plan. Accordingly, the Debtors are soliciting acceptances from members of Class 3, Class 5 and Class 6. The holders of Classes 4 and 7 are deemed to reject the plan.

C.       VOTING PROCEDURES AND REQUIREMENTS

                  VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM OR INTEREST ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS OR INTERESTS IN MORE THAN ONE CLASS, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

BALLOTS

                  In voting for or against the Plan, please use only the Ballot or Ballots sent to you with this Disclosure Statement. If you are a member of Classes 3, 5 or 6 and did not receive a Ballot, if your Ballot is damaged or lost or if you have any questions concerning voting procedures, please call Debtors' Balloting Agent, [THE ALTMAN GROUP, (212) 681-9600.]

                  PLEASE FOLLOW THE DIRECTIONS CONTAINED ON THE ENCLOSED BALLOT CAREFULLY.

RETURNING BALLOTS

                  IF YOU ARE A HOLDER OF A CLASS 3, CLASS 5 OR CLASS 6 CLAIM ENTITLED TO VOTE, YOU SHOULD COMPLETE AND SIGN YOUR BALLOT AND RETURN IT IN THE ENCLOSED ENVELOPE TO: [THE ALTMAN GROUP, 60 EAST 42ND STREET, NEW YORK, NY 10165, ATTENTION: ___________.] VOTES CAN NOT BE TRANSMITTED ORALLY. FACSIMILE BALLOTS WILL NOT BE ACCEPTED. TO BE COUNTED, ORIGINAL SIGNED BALLOTS MUST BE RECEIVED ON OR BEFORE ___________ AT _____ P.M., PREVAILING EASTERN TIME. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS AND THE EQUITY COMMITTEE THAT YOU VOTE PROMPTLY TO ACCEPT THE PLAN.

D.       CONFIRMATION HEARING

                  The Bankruptcy Code requires the Court, after notice, to conduct a hearing regarding whether the Plan and the Debtors have fulfilled the confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for _____________ at _____ before the Honorable Allan L. Gropper, United States Bankruptcy Judge, United States Bankruptcy Court, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Court without further notice, except for an announcement at the Confirmation Hearing of the date to which the Confirmation Hearing has been adjourned.

E.       CONFIRMATION

                  At the Confirmation Hearing, the Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan (i) is accepted by the requisite holders of Claims and Interests or, if not so accepted, is "fair and equitable" and "does not discriminate unfairly" as to the non-accepting Class of Claims or Interests, (ii) is in the "best interests" of each holder of a Claim or Interest that does not vote to accept the Plan in each impaired Class under the Plan, (iii) is feasible and (iv) complies with the applicable provisions of the Bankruptcy Code.

F.       ACCEPTANCE OF PLAN

                  As a condition to confirmation, the Bankruptcy Code requires that each class of impaired claims or interests vote to accept the Plan, except under certain circumstances. See "Confirmation Without Acceptance of All Impaired Classes" below. A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations. Holders of claims and interests who fail to vote are not counted as either accepting or rejecting a plan.

                  In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Court to be in the best interests of each holder of a claim or interest in such class. See "Best Interests Test" below. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in section 1129(b) of the Bankruptcy Code discussed below. See "Confirmation Without Acceptance of All Impaired Classes" below.

G.       CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES

                  The Bankruptcy Code contains provisions for confirmation of the Plan even if the Plan is not accepted by all Impaired Classes, as long as at least one Impaired Class of Claims has accepted it. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code.

                  A plan may be confirmed under the cramdown provisions if, in addition to satisfying all other requirements of section 1129(a) of the Bankruptcy Code, it (a) "does not discriminate unfairly" and (b) is "fair and equitable," with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have specific meanings unique to bankruptcy law.

                  In general, the cramdown standard requires that a dissenting class receive full compensation for its allowed claim or interests before any junior class receives any distribution. More specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed under that section if:
(a) with respect to a secured class, (i) the holders of such claims retain the liens securing such claims to the extent of the allowed amount of such claims and that each holder of a claim of such class receive deferred Cash payments equaling the allowed amount of such claim as of the Plan's effective date or
(ii) such holders realize the indubitable equivalent of such claims; (b) with respect to an unsecured claim, either (i) the impaired unsecured creditor must receive property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class may not receive any property under the plan; or (c) with respect to a class of interests, either (i) each holder of an interest of such class must receive or retain on account of such interest property of a value, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest, or (ii) the holder of any interest that is junior to the interest of such class may not receive or retain any property on account of such junior interest.

                  The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting unsecured class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims or interests. With respect to a dissenting class of secured claims, the "fair and equitable" standard requires, among other things, that holders either

(i) retain their liens and receive deferred Cash payments with a value as of the plan's effective date equal to the value of their interest in property of the estate or (ii) otherwise receive the indubitable equivalent of these secured claims. The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

                  AS CLASSES 4 AND 7 ARE DEEMED TO REJECT THE PLAN, THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(B) OF THE BANKRUPTCY CODE WITH RESPECT TO SUCH CLASSES. IN ADDITION, IF ANY OF THE CLASSES ENTITLED TO VOTE ON THE PLAN VOTE TO REJECT THE PLAN, THE DEBTORS RESERVE THE RIGHT TO SEEK CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF THE BANKRUPTCY CODE WITH RESPECT TO SUCH CLASS.

H.       BEST INTERESTS TEST

                  In order to confirm the Plan, the Court must independently determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the best interests test requires the Court to find that the Plan provides to each member of such impaired Class a recovery on account of the Class member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

I.       LIQUIDATION ANALYSIS

                  In these cases, the Debtors have essentially liquidated all of their assets with the exception of the Remaining Assets and are projected to have approximately $29.6 million of Cash as of September 30, 2003. There is the possibility of additional funds becoming available if certain contemplated litigation of Causes of Action are successful. The Debtors also will continue to incur expenses for professional fees and normal operating costs and therefore will operate with a negative cash flow. If these cases were to be converted to chapter 7 cases, the Debtors' estates would incur the costs of payment of a statutorily allowed commission to the chapter 7 trustee, as well as the costs of counsel and other professionals retained by the trustee. The Debtors believe such amount would exceed the amount of Plan Expenses that will be incurred in implementing the Plan and winding up the affairs of the Debtors. The estates would also be obligated to pay all unpaid expenses incurred by the Debtors during these cases (such as compensation for Professionals), which are allowed in the chapter 7 cases. Accordingly, the Debtors believe that holders of Allowed Claims will receive more under the Plan than they would receive if the Chapter 11 Cases were converted to chapter 7 cases.

J.       FEASIBILITY

                  Under section 1129(a)(11) of the Bankruptcy Code, the Debtors must show that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). The Plan clearly complies with this requirement because all of the Debtors' remaining assets will be distributed to creditors pursuant to the terms of the Plan and, provided the Plan is confirmed and consummated, the estates will no longer exist to be subject to future reorganization or liquidation.

K.       COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

                  Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all applicable provisions of the Bankruptcy Code.

                     VIII. ALTERNATIVE TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

                  The Debtors believe the Plan affords holders of Claims and Interests the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, the only viable alternatives are dismissal of these Chapter 11 Cases or conversion to a case under chapter 7 of the Bankruptcy Code. Neither of these alternatives is preferable to the confirmation and consummation of the Plan.

                  If the Chapter 11 Cases were dismissed, creditors and interest holders would revert to a "race to the courthouse," the result being that creditors and interest holders would not receive a fair and equitable distribution of the Debtors' remaining assets. As set forth above, the Debtors believe the Plan provides a greater recovery to creditors than would be achieved in a chapter 7 case. Therefore, a chapter 7 case is not a superior alternative to the Plan. Thus, the Plan represents the best available alternative for maximizing returns to creditors.

                  IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                                   OF THE PLAN

                  THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER.

                  HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

A.       TAX CONSIDERATIONS FOR ALL CLAIM HOLDERS.

                  1.       WITHHOLDING.

                  All distributions to holders of Allowed Claims under the Plan are subject to applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to report properly interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding.

                        X. RECOMMENDATION AND CONCLUSION

                  THE DEBTORS AND EQUITY COMMITTEE BELIEVE THAT CONFIRMATION AND CONSUMMATION OF THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND INTEREST HOLDERS AND THAT THE PLAN SHOULD BE CONFIRMED. THE DEBTORS AND EQUITY COMMITTEE ALSO BELIEVE THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ALL OTHER ALTERNATIVES BECAUSE IT WILL PROVIDE RECOVERIES TO CREDITORS AND INTEREST HOLDERS IN EXCESS OF THOSE WHICH WOULD OTHERWISE BE AVAILABLE IF THE CHAPTER 11 CASES WERE DISMISSED OR CONVERTED TO CASES UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. THE DEBTORS AND EQUITY COMMITTEE STRONGLY RECOMMEND THAT ALL CREDITORS AND INTEREST HOLDERS RECEIVING A BALLOT VOTE IN FAVOR OF THE PLAN.


Dated:   September 25, 2003        Respectfully submitted,

                                   Actrade Capital Inc. and Actrade Financial
                                   Technologies Ltd., Debtors and Debtors in
                                   Possession


                                   By:  /s/ John Fioretti
                                        ---------------------------------------
                                        Name:   John Fioretti
                                        Title:  Chief Restructuring Officer of
                                                Actrade Capital Inc.

                                   By:  /s/ John Fioretti
                                        ---------------------------------------
                                        Name:   John Fioretti
                                        Title:  Chief Restructuring Officer of
                                                Actrade Financial Technologies
                                                Ltd.

                                    EXHIBIT 1
                                    ---------